Exhibit 99.1

 FOR IMMEDIATE RELEASE

CIT BOARD OF DIRECTORS ELECTS JOHN A. THAIN
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

     NEW YORK – February 7, 2010 – CIT Group Inc. (NYSE: CIT), a leading provider of financing to small businesses and middle market companies, today announced that its Board of Directors has elected John A. Thain Chairman and Chief Executive Officer effective immediately. The Board has tasked Thain (54) to continue CIT’s transition to a more streamlined commercial lender focused on serving the small business and middle market sectors and optimizing the Company’s business model.

     Thain replaces Peter J. Tobin, who has been acting as interim Chief Executive Officer. Tobin will remain a Director of CIT.

     Vice Admiral John Ryan, Lead Director, speaking on behalf of the Board of Directors, said, “John is a well respected financial services executive and proven leader who is uniquely qualified to lead CIT at this critical stage. CIT and its customers will benefit enormously from his breadth of experience, industry acumen and deep knowledge of the financial services sector. We have the utmost confidence in John and are pleased to welcome him to CIT.”

     Speaking about his appointment, Thain commented, “I am pleased to have the opportunity to lead the newly reorganized CIT. The Company’s numerous market-leading positions are evidence of the resiliency of the franchise and its unwavering commitment to its customers.”

     Thain continued, “Much has been accomplished in recent months to position CIT for renewed success. We will build upon this progress and work even harder to support small and mid-market businesses. CIT can and will serve an important role in the recovery of the U.S. economy and the creation of jobs.”

     Thain previously served as Chairman and Chief Executive Officer of Merrill Lynch until its sale to Bank of America. Prior to that, Thain held the position of Chief Executive Officer of the New York Stock Exchange, where he presided over the exchange’s global transformation into a publicly-traded entity. Thain spent the majority of his career at Goldman Sachs Group, where he rose to President and Chief Operating Officer.

     Thain received a Bachelor of Science degree from Massachusetts Institute of Technology, and an M.B.A. from Harvard University.

About CIT

CIT (NYSE: CIT) is a bank holding company with more than $60 billion in finance and leasing assets that provides financial products and advisory services to small and middle market businesses. Operating in more than 50 countries across 30 industries, CIT provides an unparalleled combination of relationship, intellectual and financial capital to its customers worldwide. CIT maintains leadership positions in small business and middle market lending, retail finance, aerospace, equipment and rail leasing, and vendor finance. Founded in 1908 and headquartered in New York City, CIT is a member of the Fortune 500. www.cit.com

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